CORRECTED AND RESTATED

                              TII Industries, Inc.
                                1385 Akron Street
                            Copiague, New York 11726

                                 October 8, 1998

Dear 1995 Plan Option Holders:

           Our Board of Directors, after reviewing stock options held by you, has noted that the value of the option(s) granted to you under the Company's 1995 Stock Option Plan has been diminished as a result of the recent decline in the market value of the Company's Common Stock. Therefore, the Board has authorized an offer to you to modify your existing option(s) under that Plan to reduce the exercise price to $1.563 per share and provide a new ten-year term which extends until October 7, 2008, but with a new vesting schedule which is similar to that which would pertain if a brand new option was granted to you today, that is, the option(s) would vest in five equal annual installments commencing October 8, 1999. The option(s) would otherwise continue to be governed under your existing option contract(s) and the provisions of the Company's 1995 Stock Option Plan, as amended. A copy of the 1995 Stock Option Plan is enclosed herewith, as is a copy of a Summary Plan Description.

           The modified option will not be an incentive stock option under
Section 422 of the Internal Revenue Code of 1986, as amended, but rather will be a non-qualified stock option.

           If you elect to accept this modification, please complete, sign and return the enclosed copy of this letter. The offer is open until November 30, 1998. Accordingly, if we do not receive a signed copy of this letter on or before that date, your option contract(s) will not be modified and you will retain your old option(s) without modification -- with its existing exercise price, term and vesting schedule. This election can be made separately as to each option held by you under the 1995 Stock Option Plan. (See list of options granted to you under the 1995 Plan attached.)

           This letter corrects and restates a similar letter which called on an amendment to the entire option granted to Alfred J. Roach on December 30, 1997 (covering an aggregate of 60,000 shares) in lieu of a portion of such option covering 50,000 shares.

           Should you have any questions, please feel free to call Virginia M. Hall, Vice President-Administration at 516-789-5000.
                                                     Very truly yours,


                                                     /s/ Timothy J. Roach
                                                     ---------------------------
                                                     Timothy J. Roach
                                                     President
As to my option dated:

                                         Do     Do Not
                                       Accept   Accept
                                      ------   -------
7/25/96                        , I        X                the Company's offer

-------------------------------
12/30/97 (as to options for    , I        X                the Company's offer
          50,000 shares)
-------------------------------
/s/ Alfred J. Roach
-------------------------------
       Signature
Name: Alfred J. Roach